Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507, 333-27111, 333-27137, 333-83317, 333-40604, 333-125409, 333-125400, 333-144554, 333-148244, 333-175185, 333-195314, 333-182473, 333-207130 on Form S-3, and 333-208999 on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries (Torchmark Corporation) and the effectiveness of Torchmark Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 26, 2016